EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 3/4/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/7/2025	Buy	4,395	10.39
1/8/2025	Buy	500	10.39
1/13/2025	Buy	7,475	10.22
2/3/2025	Buy	9,110	10.48
2/4/2025	Buy	2,638	10.52
2/5/2025	Buy	5,447	10.60